Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-6 of American General Life Insurance Company Separate Account VUL-2 of our report dated April 22, 2019, relating to the financial statements of American General Life Insurance Company Separate Account VUL-2, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 22, 2019, relating to the statutory basis financial statements of American General Life Insurance Company. We also consent to the use in this Registration Statement of our report dated April 22, 2019, relating to the statutory basis financial statements of American Home Assurance Company. We also consent to the reference to us under the heading “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
April 22, 2019